UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): May 20, 2005

                        MainSource Financial Group, Inc.
             (Exact name of registrant as specified in its charter)

   Indiana                             0-12422                  35-1562245
State or Other Jurisdiction        Commission File No.        I.R.S. Employer
of Incorporation or Organization                           Identification Number

                               201 North Broadway
                            Greensburg, Indiana 47240
                    (Address of principal executive offices)

                                 (812) 663-0157
                        (Registrant's Telephone Number,
                              Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the
     Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications
     pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the
     Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure

     MainSource Financial Group, Inc. (the "Company") is amending its pending registration statement on Form S-3 relating to its prospective offering of common stock, and the prospectus summary in that filing includes the following disclosure:

         We are a financial services holding company headquartered in Greensburg, Indiana. We operate through 60 banking offices, 54 in south-eastern and south-central Indiana and six in eastern Illinois, and eight separate insurance agency offices in Indiana. Completion of our pending acquisition of The Madison Bank & Trust Company and subsequent anticipated branch closures will give us a total of 62 offices in 23 counties in Indiana. As of March 31, 2005, we had, on a consolidated basis, total assets of $1.49 billion, total loans (excluding loans held for sale) of $901 million, total deposits of $1.19 billion and total shareholders' equity of $121 million.

         We operate principally in markets considered non-metropolitan in nature where we believe our community-banking model gives us an advantage over larger competitors who may be less inclined to pursue market share in these often underserved, less urban markets. Many of our offices are on the outskirts of larger metropolitan areas such as Indianapolis, Cincinnati and Louisville. We strive to provide our customers with convenient broad-based products and services typically provided by larger financial organizations, while at the same time emphasizing local decision-making by our employees in each market area to better serve our customers. Our lead bank has been in business for over 125 years, and many of the banks we have acquired have similar long histories serving their communities. Many of our employees are long-time residents of the communities in which they work, and we believe their understanding of the local customers' expectations helps us effectively market our products and services in these communities and compete effectively with the larger national and regional banks having branch operations in our markets. We have decentralized our management structure to facilitate personalized customer service, local decision-making and the customization of banking products to particular communities. By retaining the local character of the banks we acquire, we believe they can maintain a connection to their markets that will allow us to compete more effectively with branches of larger national and regional banks in these markets.

          We are also currently consolidating our state charters and back-office, administrative functions to create increased efficiencies and allow our local managers to concentrate on customer service. During 2004, we announced a restructuring plan that will eventually lead to the consolidation of our Indiana banking charters into our lead bank, MainSource Bank. We project that this consolidation will be complete by the end of 2005 and will involve both a consolidation of back-office functions and a complete restructuring of existing management. The management structure will include geographical segmentation of the offices and will provide each defined area with a senior management team led by a regional president. Each team will provide local decisions and personalized service to the customers and employees in its markets and should allow for better coordination among offices and economies of scale in handling administrative functions.

         We have a stable deposit base that provides us with consistent loan and investment funding while complementing our community banking focus and offering cross-selling opportunities for our insurance, wealth management and financial services and planning products. As of March 31, 2005, over 60% of our total deposits consisted of core (non-time) deposits, and only about 10% of our total deposits consisted of certificates of deposit greater than $100,000.

         In addition to traditional loan and deposit products, we also provide investment brokerage, mortgage brokerage, mutual funds, wealth management, insurance and annuity, financial planning and title insurance products and services to our customers. We understand that the non-metropolitan markets we target may not have the same growth potential for interest income as more urban markets. Accordingly, we are focused on increasing our non-interest income in these markets by providing additional fee-based products and services in an effort to improve our revenue diversification, growth prospects and profitability. Our non-interest income as a percentage of total revenue increased from 10.0% in 2000 to 21.4% in 2004.

         The following table shows our growth over the past five years in several key financial measures.


                                                               At and for the Years Ended December 31,
                                              ----------------------------------------------------------------------
                                                2004            2003            2002            2001            2000
                                              ----------     -----------   -------------    ------------    ------------
                                                            (Dollars in thousands, except per share data)
Net income.............................      $    16,793    $     15,305    $     14,011    $     11,177    $      9,854
Earnings per share (basic and diluted).             1.48            1.37            1.24            0.99            0.88
Book value per share...................            10.68            9.47            8.88            7.78            6.94
Total assets...........................        1,549,379       1,442,729       1,251,760       1,178,392       1,216,936
Loans, excluding held for sale.........          929,005         855,471         740,167         760,785         790,550
Total deposits.........................        1,226,367       1,191,310       1,034,307       1,014,687       1,053,570
Shareholders' equity...................          123,320         105,424          99,771          87,872          78,005


         We believe our earnings per share for 2005 will approximate, or be slightly below, our earnings per share for 2004, and we do not currently expect the earnings per share trend noted above to continue in 2005. Our expectations for 2005 earnings per share are based upon, among other things, our first quarter results and our outlook for the remainder of 2005, significant reductions in gains on sales of securities and mortgage banking revenue from 2004 to 2005, the increase in our outstanding shares resulting from this offering, identified 2005 charter consolidation expenses, conversion and integration expenses related to the Madison acquisition, and the timing of both our deployment of the offering proceeds for the Madison acquisition and our ability to timely invest the net cash received in the Madison acquisition in interest earning assets. We believe that our performance in 2006 and beyond should be more consistent with our pre-2005 trends noted above, although we make no assurance nor provide any specific guidance in that regard.

         We are continually presented with and seek out acquisition opportunities to enhance our banking franchise in the four-state region of Indiana, Illinois, Kentucky, and Ohio. We believe that there are potentially attractive acquisition opportunities in our target markets as a result of regulatory compliance challenges for smaller banks as well as the focus of larger national and regional banks on more urban markets. Our ideal acquisition candidate is located in our targeted markets and has a strong local identity with deep, personal involvement in its communities and room for improvement in efficiency. Our goal is to improve the operations of these banks, add to their lending capacity and increase the variety of their product and service menus while retaining their local character. During the five-year period from January 1, 2000 to December 31, 2004, we completed acquisitions of the following banks, branches and insurance agencies:

      Acquired Entity                     Acquisition     Total Assets     Total Net Loans    Total Deposits
      ---------------
                                                               at
                                             Date         Consummation     at Consummation    at Consummation
                                         --------------  ---------------  -----------------   ---------------
                                         --------------
                                                                       (Dollars in thousands)

      Peoples Financial Corp.            June 2004             $119,214            $81,371          $ 99,717

      First Community Bancshares, Inc.   June 2003              156,220            114,819           115,481

      Branch in Vermillion County, IL    February 2003           19,739              6,426            19,653

      Branch in Lynn, IN                 August 2002             12,206              9,680            12,165

      Three branches in Vermillion
      County, IL                         July 2002               31,649              9,138            31,530

      Branch in Grant Park, IL           February 2002           20,509              3,240            20,401

      Vollmer & Associates,    Inc.
      insurance agencies                 April 2001               1,037                  --               --

      Two branches in Indianapolis, IN   September 2000          43,794                  --           43,524

      First Affiliated Bancorp of
      Watseka, IL                        May 2000               131,137             67,921           115,689

         The proceeds of this offering will be primarily used to fund our acquisition of The Madison Bank & Trust Company announced in March 2005. Although we have no definitive acquisition plans other than Madison as of the date of this prospectus, we are currently considering several separate and unrelated acquisition opportunities which are in differing stages of review and discussion, and we expect to review other opportunities that may arise in the future. As of the date of this prospectus, we have not made a binding offer to any of these potential acquisition candidates, and discussions have not resulted in an agreement in principle or other definitive terms. Each of these acquisition candidates has total assets of less than $275 million, is located in one or more of our target markets, and generally is consistent with our stated acquisition strategy. If our negotiations are successful, we could announce one or more acquisitions in the near future and throughout the year. However, it is possible that we may not acquire any of these candidates or we may otherwise in the future decide not to pursue one or more of these opportunities.



Forward-Looking Statements

This report contains certain forward-looking statements based upon management expectations. Factors which would cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in this report involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this report.

                                    Signature

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     MAINSOURCE FINANCIAL GROUP, INC.

Date:    May 20, 2005                By:  /s/ James M. Anderson
                                     ---------------------------------------
                                     James M. Anderson.
                                     Controller and Principal Accounting Officer